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                                                                  EXHIBIT 10.2



         ASSET PURCHASE AGREEMENT dated as of May 3, 2000 (the "Agreement"), among BAP Acquisition Corp., a Delaware corporation ("Buyer"), B.A. Pargh Company, LLC, a Tennessee limited liability company ("Seller"), and the members of Seller listed on Annex I hereto (collectively, the "Members").

                                   WITNESSETH:

         WHEREAS, Seller operates an office products wholesale distributor and reseller business in the Central and Eastern United States and Puerto Rico (the "Business");

         WHEREAS, the Members own all of the issued and outstanding membership interests in the Seller and the Members listed on Annex II hereto (the "Officers") are actively engaged in the Business;

         WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Seller and the Members, and subject to the terms and conditions contained in this Agreement, Buyer wishes to acquire the Business and all of Seller's assets, subject to certain liabilities, and to continue to operate the Business;

         WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Buyer, and subject to the terms and conditions contained in this Agreement, Seller wishes to sell to Buyer the Business and all of Seller's assets, subject to certain liabilities, for the consideration set forth herein, including the assumption of such liabilities;

         WHEREAS, the Members, as owners of Seller, will benefit from the transactions contemplated hereby; and

         WHEREAS, Seller, the Members and Buyer wish to provide for the above-described acquisition and sale.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Seller and the Members hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

         "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including,



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with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreements" means the Employment Agreements, the Non-Compete Agreements, and all other agreements required hereunder to consummate the transactions contemplated hereby.

         "Code" means the Internal Revenue Code and Treasury Regulations thereunder.

         "Consents" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

         "Contracts" means all contracts, agreements, arrangements, understandings, licenses, leases, subleases and commitments of any kind.

         "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable Law.

         "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "Employment Agreements" means the Employment Agreements to be entered into by Buyer and the Officers, substantially in the form of Exhibit 1.1A hereof.

         "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Financial Statements" means the balance sheet of Seller as of March 31, 2000 and the related statements of income of Seller for the one month and three months then ended, a copy of which is attached as Schedule 3.3A hereto.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within


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the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

         "Governmental Authority" means any United States federal, state, local, possession or foreign governmental, regulatory or administrative authority, agency or commission, or any political subdivision thereof, or any court, tribunal or arbitral body.

         "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" means all trademarks, patents, copyrights, tradenames, Business identifiers, service marks, logos, domain names, URLs and all registrations and applications for registration thereof and all renewals or reissues thereof, and all intangible property which is proprietary to Seller or any Member and used or usable in the operation of the Business.

         "Knowledge" or "to the knowledge" or "to the best of the knowledge" of a party (or similar phrases) means to the extent of matters which are actually known by such party and, with respect to Seller, shall mean the actual knowledge of the Officers.

         "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "March 31 Balance Sheet" means the balance sheet of Seller as of March 31, 2000 included in the Financial Statements.

         "Material Adverse Effect" or "Material Adverse Change" or a similar phrase means, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise) or results of operations, of such Person, or (ii) the right or ability of such Person to consummate any of the transactions contemplated hereby.

         "Non-Compete Agreements" means the Non-Compete Agreements to be entered into by Buyer, Seller and each of the Officers substantially in the form of
Exhibit 1.1B hereof.

         "Permitted Encumbrances" means (a) liens for Taxes or governmental charges or claims (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and


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appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) easements, rights-of-way, restrictions and other liens or Encumbrances, in each case, which do not interfere with the ordinary conduct of business of Seller and do not materially detract from the value of the property upon which such lien or Encumbrance exists and (e) liens, claims and Encumbrances specifically identified and designated as a Permitted Encumbrance on any Schedule attached hereto.

         "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the Business or ownership of the Assets.

         "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

         "Pre-petition Liabilities" means the Liabilities of the Seller described on Schedule 3.3B hereto.

         "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, environmental Laws, occupational safety and health and laws respecting employment practices.

         "RMA Inventory" means merchandise returned from customers that is not suitable for resale or that is not returned to salable inventory.

         "Seller Material Adverse Effect" or "Seller Material Adverse Change" means a Material Adverse Effect with respect to Seller, the Business or the Assets.

         "Seller's Representative" means W. Alan Holman, as representative of the Seller and the Members, or his designee.

         "Services Agreement" means the contract dated July 15, 1999 identified in the non-binding letter of intent between Seller and Daisytek International Corporation.

         "Tax" or "Taxes" means any and all Taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) imposed by any government or Taxing authority, including, without limitation: Taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; Taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or


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gains Taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         1.2  Interpretation Provisions.


                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                    ARTICLE 2

                        SALE AND PURCHASE OF THE BUSINESS

         2.1 Assets to be Sold. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 8.1 hereof) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to Seller's assets (wherever located, tangible and intangible, real, personal or mixed, whether known or unknown, accrued or contingent, and whether or not carried on the books and records of Seller) and the Business (and the goodwill associated therewith) as a going concern (collectively, the "Assets") (excluding only the assets specified in Section 2.2 hereof), including, but not limited to, the following:

                  (a) all of Seller's cash and cash equivalents on hand or in banks;


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                  (b) all machinery, equipment, furniture, furnishings,
automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

                  (c) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies, wherever located including any items in transit to Seller (the "Inventory");

                  (d) all rights in and to products sold or leased (including unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

                  (e) all of the rights of the Seller under all Contracts, including the Services Agreement, and any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts;

                  (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

                  (g) all notes and accounts receivable held by the Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by the Seller, including all rights to receive refunds, rebates and coop or promotional funds of any kind;

                  (h) all Intellectual Property and all rights thereunder or in respect thereof relating to or used or held for use in connection with the Business, including rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof;

                  (i) all books, records, manuals and other materials (in any form or medium), including all records and materials maintained at each office or place of business of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                  (j) to the extent their transfer is permitted by law, all Permits, including all applications therefor;

                  (k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to the Business or any Contract, including the Services Agreement, whether arising prior to or following the date hereof, or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and




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                  (l) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Asset.

         2.2 Excluded Assets. The following assets (collectively, the "Excluded Assets") shall be retained by Seller and no interest in them shall be assigned, transferred, conveyed or delivered to Buyer:

                  (a) the organizational documents, operating agreement and minutes of Member meetings of Seller;

                  (b) all rights of the Seller under this Agreement; and

                  (c) all Inventory which, as of the Closing Date, (i) is RMA Inventory, (ii) is in the aggregate in excess of 76 days cost of good sold determined on the basis of sales during the 12 month period prior to the Closing Date, (iii) has a "freshness dating" expiration date prior to the Closing Date, or (iv) is not included in Seller's then current catalogue, except for any of the foregoing which Buyer, in its sole discretion, elects to purchase and include in the Assets being transferred hereunder; and

                  (d) the automobile and other assets listed on Schedule 2.2(d) hereto.


         2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge all of the following obligations and liabilities of Seller (collectively the "Assumed Liabilities"):

                  (a) all liabilities of Seller set forth on the March 31 Balance Sheet in the amounts set forth therein, to the extent not paid, satisfied or discharged prior to or as of the Closing Date without violation or breach of the terms thereof;

                  (b) all liabilities and obligations of Seller not set forth on the March 31 Balance Sheet and arising in the ordinary course of the Business after March 31, 2000, to the extent set forth on the Final Closing Balance Sheet (as defined in Section 2.7 below) in the amounts set forth therein;

                  (c) all liabilities and obligation of Seller under the Services Agreement, whenever and however arising; and

                  (d) to the extent arising after the Closing Date and relating to the period after the Closing Date, all liabilities and obligations of Seller under (i) the Contracts listed on Schedule 3.9(a) hereto, (ii) Contracts existing as of the date hereof that are not required to be listed on Schedule 3.9(a) hereto but that were entered into in the ordinary course of the Business and (iii) Contracts hereafter entered into by Seller in the ordinary course of the Business in compliance with Section 5.1 hereof and without violation of any other term or provision contained herein (collectively, the "Assumed Contracts"), other than damages, penalties or other


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like liabilities or obligations arising from or as a result of a breach of any
Assumed Contract by Seller or Seller's failure to satisfy any requirement which it was required to satisfy on or prior to the Closing, and provided further, that with respect to any Assumed Contract that is not consistent with the representations and warranties of Seller contained herein, Buyer shall have no liabilities or obligations thereunder except to the extent of any benefit thereunder provided to Buyer.

         2.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume or agree to discharge or perform any Liabilities of Seller or any predecessor or affiliate thereto, it being expressly agreed and understood that, except for the Assumed Liabilities, Buyer does not agree to assume, nor shall have any responsibility, liability or obligation for any Liabilities of Seller or the Members, including the following (collectively, the "Retained Liabilities"):

                  (a) any liability or obligation of Seller or any Member based upon, arising out of or otherwise in respect of the negotiation and preparation of this Agreement or any of the Schedules or Exhibits hereto, or the consummation of the transactions contemplated hereby, including without limitation, any Tax liability so arising;

                  (b) except as otherwise set forth herein, any liability or obligation based upon, arising out of or otherwise in respect of, any accounts payable, trade payables, employee wages, employee benefits, product liability, product warranty, or any Contract to which Seller is a party;

                  (c) any liability or obligation of Seller or any Member, or any consolidated group of which Seller is or has been a member, for any federal, state, county or local Taxes, or any interest, additions to and/or penalties thereon, accrued for, applicable to or arising during any period whether prior to or following the date hereof;

                  (d) any liability or obligation of Seller or any Member for any cause of action, claim, demand, breach or violation of any kind or description, whether arising under any contract, agreement, law, rule or Regulation, or otherwise, including without limitation, any claim for or relating to personal injury, malpractice, negligence, fraud, discrimination, sexual harassment, wrongful termination, property damage, money laundering, racketeering, conspiracy or any environmental claim or remedial claim;

                  (e) except as otherwise set forth herein, any liability or obligation, including any obligation to provide severance, retirement or post-retirement benefits, arising under any collective bargaining agreement, union contract, employment agreement or other agreement or understanding of any kind relating to employment of any employee or group of employees; and

                  (f) any liability or obligation of Seller to any Member.

         2.5 Consideration. Subject to the adjustment set forth below, as the total consideration (the "Purchase Price") for the Assets to be sold by Seller to Buyer pursuant hereto, Buyer shall:

                  (a) at the Closing, pay Seller by wire transfer (to an account designated by Seller at least five business days prior to the Closing) the sum of $2,000,000 (the "Closing Cash Amount");

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                  (b) subject to the provisions hereof, on the first business day following the 150th day after the Closing Date (the "Second Payment Date"), pay Seller by wire transfer (to the account previously designated by Seller or as the Seller's Representative shall otherwise direct) the sum of $1,090,166 (the "Escrowed Consideration"); and

                  (c)  at the Closing, assume the Assumed Liabilities.

         2.6 Escrowed Consideration. (a) The Buyer shall hold the Escrowed Consideration as collateral security for the obligations of Seller and the Members pursuant to Articles 9 and 10 hereof, and to facilitate the Purchase Price adjustments, if any, set forth below. Subject to the Purchase Price adjustments, if any, set forth below, and provided Seller and the Members have complied with all of their respective covenants and obligations hereunder, Buyer shall pay the Escrowed Consideration to Seller in accordance with Section 2.5
(b) above.

                  (b) On the Second Payment Date, the Seller shall deposit $500,000 of the Escrowed Consideration (the "Escrow Amount") with Allen D. Lentz, as Escrow Agent (the "Escrow Agent") in accordance with that certain Escrow Agreement dated as of the date hereof by and among the Seller and the Members (the "Escrow Agreement"). The Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be collateral security for the obligations of the Seller and the Members pursuant to Articles 9 and 10 hereof. During the one year period following the Closing Date (and thereafter if, and for so long as, the Buyer then has a pending claim for indemnification hereunder), the Escrow Amount shall not be distributed to the Seller or any of the Members, nor shall the Escrow Agreement be modified, amended or terminated, in each case, without the prior written consent of the Buyer. If on the Second Payment Date the then remaining Balance of the Escrowed Consideration is less than $500,000, the Seller and the Members shall deposit such difference with the Escrow Agent.


         2.7 Price Adjustment.


                  (a) As soon as practicable after the Closing, but not later than 120 days after the Closing, Buyer and Seller's Representative shall jointly prepare a balance sheet setting forth the Assets and the Assumed Liabilities as of the Closing Date (the "Closing Balance Sheet") and the Purchase Price adjustments set forth below. The Closing Balance Sheet shall be prepared (i) in accordance with GAAP and (ii) on a basis consistent with Schedule 2.7 hereto (notwithstanding that the provisions of such Schedule may not be in accordance with GAAP), and all Assets shall be valued at the lower of cost or fair market value as of the Closing Date. In addition, the Closing Balance Sheet shall reflect the parties' mutual agreement in respect of the Services Agreement as provided in Section 5.10 below.

                  (b) In the event Buyer and Seller's Representative shall disagree upon any item to be set forth on the Closing Balance Sheet or any Purchase Price adjustment, Buyer and Seller's Representative shall use their good faith efforts to resolve such dispute. Failing such resolution,


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Buyer and Seller's Representative shall submit the dispute for resolution to an independent accounting firm jointly selected by Buyer and Seller's Representative. Such firm shall decide such dispute in accordance with the terms and provisions of this Agreement. The decision of such firm shall be final and binding and the fees and expenses of such firm shall be apportioned by such firm between the Buyer and Seller on a basis that is proportionate to the extent to which such firm's decision conforms to the Buyer's and Seller's Representative's respective positions. Such Closing Balance Sheet and the Purchase Price adjustments, as agreed upon by the Buyer and Seller's Representative, or as determined by the independent accounting firm, are hereinafter referred to as the "Final Closing Balance Sheet" and the "Final Purchase Price Adjustments," respectively.

                  (c) The Purchase Price will be adjusted as follows:

                  (i) The Purchase Price will be decreased, dollar for dollar, by the amount which is the greatest of: (1) the amount by which the Closing Net Worth (as hereinafter defined) is less than $1,841,354, (2) the amount by which the Closing Net Working Capital (as hereinafter defined) is less than $1,736,655, (3) the amount of Excess Liabilities (as hereinafter defined) and
(4) the amount of Current Ratio Excess Liabilities (as hereinafter defined); and

                  (ii) [deleted]

                  (d) As used herein, (i) "Closing Net Worth" shall mean the difference between the Assets (excluding goodwill) and the Assumed Liabilities as set forth on the Final Closing Balance Sheet, as calculated in accordance with the provisions of Schedule 2.7 attached hereto, (ii) "Closing Net Working Capital" shall mean the difference between the Assets (excluding goodwill, property and equipment) and the Assumed Liabilities as set forth on the Final Closing Balance Sheet, as calculated in accordance with the provisions of
Schedule 2.7 attached hereto, (iii) "Excess Liabilities" shall mean any Liability or group of related Liabilities included in the Assumed Liabilities as set forth on the Final Closing Balance Sheet (other than the Pre-petition Liabilities), which in the aggregate is in excess of 38 days cost of goods sold determined on the basis of the 12 months of sales prior to the Closing Date and calculated in a manner consistent with the calculation set forth on Schedule 2.7 hereto and (iv) "Current Ratio Excess Liabilities" shall mean the amount by which the Assumed Liabilities set forth on the Final Closing Balance Sheet exceed the quotient obtained by dividing the Assets set forth on the Final Closing Balance Sheet (excluding goodwill, property and equipment) by 1.149, as calculated in accordance with the provisions of Schedule 2.7 attached hereto.

                  (e) Promptly following the determination of the Final Purchase Price Adjustments, the Buyer shall deduct from the Escrowed Consideration and retain for itself the amount, if any, of any decrease in the Purchase Price and continue to hold the remaining balance in accordance with Section 2.5 (b) above. If the amount of the decrease in the Purchase Price exceeds the amount of the Escrowed Consideration, the Buyer shall retain the entire Escrowed Consideration for itself and the Seller shall promptly pay to the Buyer the amount of such shortfall.


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                  2.8 Allocation of Purchase Price. The parties agree to
allocate the Purchase Price (as adjusted pursuant to Section 2.7) and the Assumed Liabilities among the respective Assets and Assumed Liabilities in accordance with an allocation schedule to be prepared by the Buyer, which allocation schedule shall be prepared on a basis which is consistent with the Final Closing Balance Sheet and the applicable requirements, including Section 1060, of the Code. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of all applicable Internal Revenue Service forms) in a manner consistent with such allocation.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and each Member hereby makes, jointly and severally, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer; provided, however, that for each Member other than the Officers, such representations are only made to the best of their knowledge.

         3.1  Organization; Authorization; Etc.

                  (a) Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Tennessee. Seller (i) has all requisite power and authority to own all of its properties and assets and to carry on the Business as it is now being conducted, and (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of the Business requires it to be so qualified, except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered or made available to Buyer complete and correct copies of its organizational documents as in effect of the date hereof. Each jurisdiction in which Seller is qualified to do business as a foreign corporation is set forth in Schedule 3.1.(a).

                  (b) Each of the Members has full power, capacity and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he or she may be a party and to perform his or her obligations hereunder and thereunder. This Agreement has been duly executed and delivered by and, assuming the due execution and delivery thereof by Buyer, is (and, upon the execution and delivery thereof, each of the Ancillary Agreements to which each Member may be a party will be) the legal, valid and binding obligation of each of the Members and, is (and will be) enforceable against each of the Members in accordance with its terms, except that enforceability may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) The execution, delivery and performance by Seller of this Agreement and


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each of the Ancillary Agreements to which it may be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Members of Seller, and no additional proceedings (corporate or otherwise) on the part of any of the Members or Seller are necessary to authorize the execution, delivery and performance hereof or thereof and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by and, assuming the due execution and delivery thereof by Buyer, is (and, upon the execution and delivery thereof, each of the Ancillary Agreements to which Seller may be a party will be) the legal, valid and binding obligation of Seller and, is (and will be) enforceable against Seller in accordance with its terms, except that enforceability may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (d) Except as set forth in Schedule 3.1(d), the execution and delivery of this Agreement and the Ancillary Agreements by Seller and the Members, to the extent each may be a party thereto, and the consummation by Seller and the Members of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate of formation or operating agreement or similar organizational instrument of Seller, (ii) result in a violation of any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Seller's assets or properties pursuant to, any agreement (whether written or oral), contract, commitment, note, bond, debt instrument, mortgage, indenture, lien, lease agreement or other instrument, or any judgment, injunction, order or decree to which Seller or any of the Members is a party or by which any of them or their respective properties are or is bound, or (iii) violate or conflict with any United States (federal, state or local) or foreign (federal, provincial or local) law, statute, ordinance, rule or regulation ("Law") or any Court Order applicable to Seller or any of the Members or their respective properties.

                  (e) Except as set forth in Schedule 3.1(e), no consent, approval, order or authorization of, or registration, declaration or filing with
(i) any governmental authority or (ii) any individual, corporation or other entity (including any holder of Seller's securities) is required by or with respect to Seller or any Member in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.


         3.2      Capitalization; Structure; No Investments.

                  (a) The Members own all of the membership and equity interests in and of the Seller, and there are no securities of Seller convertible into or exchangeable for membership or equity interests or voting securities of Seller or any options, warrants or other rights to acquire from Seller, or obligations of Seller to issue, any membership or equity interests, voting securities or securities convertible into or exchangeable for membership or equity interests or voting securities of Seller. Schedule 3.2(a) sets forth the respective membership interests of each Member.

                  (b) Seller has no subsidiaries nor any equity investment of any kind in any corporation, partnership, limited liability company, joint venture or other legal entity.

         3.3 Financial Statements. Schedule 3.3A sets forth a true, correct and complete copy of the Financial Statements. The Financial Statements were prepared in accordance with (i) GAAP consistently applied for all periods presented (except as otherwise expressly set forth in Schedule 3.3A and identified as an exception thereto) and (ii) the books of account and other financial records of the Seller. The Financial Statements present fairly the financial condition, Members' equity and results of operations of Seller as at the respective dates of and for the periods referred to therein. Schedule 3.3B sets forth a true, correct and complete copy of the Pre-petition Liabilities and all of such Liabilities are included in the March 31 Balance Sheet.

         3.4  Title to Properties; Encumbrances.


                  (a) Seller has good, valid and marketable title to, or holds by valid and existing lease or license, free and clear of all Encumbrances, all of the Assets and all other real or personal property set forth on the March 31, 2000 Balance Sheet or currently used by it in, or reasonably necessary to enable it to carry on, the Business as presently conducted, except for Permitted Encumbrances and except for properties disposed of in the ordinary course of business consistent with past practice.

                  (b) The Assets comprise all assets and services required for the continued conduct of the Business as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, and the Excluded Assets). Except for Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than the Seller. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         3.5  Intellectual Property.

                  (a) Seller owns, or has a valid license to use, all of the Intellectual Property, if any, which are currently used by it in, and are reasonably necessary to enable it to carry on, its business as presently conducted. Schedule 3.5 lists (i) all material Intellectual Property, including jurisdictions in which each such material Intellectual Property right has been issued or registered, and (ii) all material licenses, sublicenses and other agreements, pursuant to which Seller has received or given a right to use such Intellectual Property right from or to a third party.

                (b) Except as disclosed in Schedule 3.5, as to all Intellectual Property set forth therein: (i) such Intellectual Property is owned, licensed or leased by the Seller, free and clear of any Encumbrance, (ii) to the knowledge of the Seller, no Action has been made or asserted or are pending against the Seller based upon or challenging or seeking to deny or restrict the use by the Seller of any of such Intellectual Property; (iii) to the knowledge of the Seller, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that infringe upon such Intellectual Property or upon the rights of the Seller therein; (iv) the Seller has not granted any license or other right currently outstanding to any other Person WITH respect to such Intellectual Property; and (v) the consummation of the transactions contemplated by this Agreement will not result in the termination or material impairment of any of such Intellectual Property.

                (c) The Seller has delivered to the Buyer correct and complete copies of all licenses for all Intellectual Property set forth in Schedule 3.5 as to which the Seller is a licensor or licensee. Each such license is legal, valid, binding, enforceable and in full force and effect in all material respects with respect to the Seller and, to the knowledge of the Seller, with respect to all other parties thereto and is the entire agreement between the respective licenser and licensee with respect to such license and no Default currently exists thereunder.

         3.6 Labor Matters. Except as set forth in Schedule 3.6, as of the date hereof, (i) Seller is not involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of Seller (excluding routine workers' compensation claims) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller; (ii) Seller is not a party to, bound by, or charged with any violation of, any collective bargaining agreement, contract or other understanding with a labor union or labor organization; (iii) Seller is not engaged in any unfair labor practices, or been charged or threatened with any charges of unfair labor practices; (iv) to the knowledge of Seller, there is no activity involving any labor union or similar organization of Seller seeking representation of any group of employees of Seller, to certify a collective bargaining unit or engaging in any other organizational activity and there are no strikes, shutdowns, work stoppages, lockouts, or threats thereof, by or with respect to any group of employees of Seller; (v) no executive or key employee of Seller has indicated that he or she is considering terminating his or her employment; (vi) no employee or former employee of Seller is entitled to any severance payment or similar payment, either by statute or by contract, upon the termination of his or her employment;
(vii) Seller is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from such employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (viii) Seller has paid in full to all employees of Seller or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses (to the extent declared or earned), benefits and other compensation due to or on behalf of such employees; (ix) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Seller, threatened before any Governmental Authority with respect to any persons currently or formerly employed by Seller; and (x) there is no charge of discrimination or unlawful conduct in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, or sexual harassment, which has been asserted in the past 12 months or is now pending or, to the knowledge of the Seller, threatened in writing.

         3.7 Customers. Schedule 3.7 hereto sets forth a list of Seller's ten largest customers in order of dollar volume of sales for the seven month period ending March 31, 2000, showing the approximate total sales in dollars by Seller to each such customer during each such period. To the best of its knowledge, Seller is not engaged in any disputes with any such customers except for minor bill adjustments and similar disputes in the ordinary course of business and Seller has no knowledge of any facts that are reasonably likely to result in a material adverse change in the business relationship of Seller with such customers, nor has Seller received any written notice to the effect that any material adverse change may occur in the business relationship of Seller with any such customers.

         3.8 Compliance with Regulations. Except as set forth in Schedule 3.8, to Seller's knowledge, the conduct of the business of Seller complies in all material respects with, and Seller is not currently in violation or breach of, all applicable Regulations and all Court Orders applicable thereto.

         3.9  Material Contracts.


                  (a) Schedule 3.9(a) identifies each of the following Contracts to which Seller is a party or otherwise is bound:

                  (i) all Contracts evidencing indebtedness for money borrowed, including guarantees;

                  (ii) all Contracts relating to employment, compensation of or benefits for officers, employees or consultants of Seller;

                  (iii) all noncancellable Contracts for the purchase or supply of materials, supplies, services, merchandise or equipment involving the future payment to, or sale or provision of goods or services by, Seller of more than $10,000;

                  (iv) any Contract not entered into in the ordinary course of the Business of Seller;

                  (v) any Contract containing restrictions on the operations of Seller or any restrictions on its ability to compete in any geographic region or in any line of business;

                  (vi) any lease of real property and all personal property leases calling for annual lease payments after the date hereof in excess of $10,000;

                  (vii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, consignment, sales promotion, marketing and advertising Contracts;

                  (viii) all Contracts with any Governmental Authority;

                  (ix) all Contracts pursuant to which Seller is appointed or designated as the exclusive distributor of any product or services;

                  (x) all Contracts between the Seller and any Member or any Affiliate of any Member, to the extent such Contract will remain in force and effect following the Closing hereunder; and

                  (xi) each and every other Contract which is material to the financial condition, earnings, operations or business of Seller.

                   The Contracts identified in Schedule 3.9(a) are collectively referred to herein as the " Material Contracts".

                  (b) Except as expressly set forth and identified in Schedule 3.9(a):


                  (i) Seller has delivered to Buyer true, correct and complete copies of all Material Contracts;

                  (ii) Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will conflict in any respect with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any Material Contracts or constitute a Default thereunder; and

                  (iii) Each of the Material Contracts is valid and existing in full force and effect; Seller has, in all material respects, performed all obligations required to be performed by it under and is not in Default in any material respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Material Contracts; and Seller has not received notice of noncompliance or alleged noncompliance with any of the Material Contracts; to the knowledge of the Seller, each other party to any Material Contract has, in all material respects, performed all obligations required to be performed by it under, and is not in Default in any material respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Material Contracts.

         3.10 Taxes. Seller has properly prepared and filed all Tax returns required to be filed by it in connection with its business, operations and assets and all Taxes due thereunder have been timely paid. True and complete copies of all such Tax returns for Seller have been delivered to the Buyer. Except as set forth on Schedule 3.10, Seller does not have any unpaid liability for any Taxes whatsoever that arose or otherwise was incurred in connection with the Business. No proposed Taxes, additions to Tax, interest or penalties have been asserted or are pending against Seller and no such matters are under discussion with the applicable Taxing authorities. There are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of any unpaid Tax against Seller. Seller has withheld or otherwise collected all Taxes or amounts it was required to withhold or collect under any applicable law, including, without limitation any amounts required to be withheld or collected with respect to employee income Tax withholding, social security, unemployment compensation, sales or use Taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities.

         3.11  Employee Benefit Matters.


                  (a) Except as set forth in Schedule 3.11, Seller does not maintain, sponsor or contribute to any plans for pension, profit-sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other retirement or deferred benefit, or for any health, accident or other welfare plan, or any other employee or retired employee benefits or incentive plan, program, contract, understanding or arrangement in which any of Seller's employees, former employees, retired employees or consultants (or beneficiaries of any of the foregoing) is entitled to participate. The plans, programs, contracts, understandings and arrangements listed in Schedule 3.11 are hereinafter referred to as the "Employee Plans." Seller has supplied Buyer with complete and accurate copies of each such Employee Plan.

                (b) None of the Employee Plans is a Multiemployer Plan (within the meaning of Section 3(37) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Employee Plans provides for the payment of separation, severance, termination or similar type benefits to any Person or obligates Seller to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code.

                (c) Each Employee Plan is operated in all material respects in accordance with the requirements of all Regulations, including, without limitation, ERISA and the Code, and, to the knowledge of the Seller, all persons who participate in the operation of such Employee Plans and all Employee Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in all material respects in accordance with the provisions of all Regulations, including, without limitation, ERISA and the Code. Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to any Employee Plan. No legal action, suit or claim is pending or, to the knowledge of the Seller, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Seller, no fact or event exists that could give rise to any such action, suit or claim.

                (d) To the best of Seller's knowledge, each Employee Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Employee Plan which is intended to be exempt from federal income Taxation under Section 501(a) of the Code is so exempt and, to the knowledge of the Seller, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust. To the best of Seller's knowledge, each trust maintained or contributed to by Seller which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income Taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the knowledge of the Seller, no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

                (e) To the knowledge of the Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan. To the knowledge of the Seller, the Seller has not incurred any liability for any excise Tax arising under Section 4971, 4972, 4980 or 4980B of the Code and, to the knowledge of the Seller, no fact or event exists which could give rise to any such liability. The Seller has not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any material liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or the withdrawal from any Multiemployer Plan or Multiple Employer Plan; and, to the knowledge of the Seller, no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Employee Plan subject to Title IV of ERISA. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Employee Plan subject to Title IV of ERISA. No Employee Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Employee Plan. None of the assets of Seller is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; Seller has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the knowledge of the Seller, no fact or event exists which could give rise to any such lien or requirement to post any such security.

                (f) All employer and employee contributions, premiums or payments required to be made with respect to any Employee Plan have been made on or before their due dates. All such contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Seller, no fact or event exists which could give rise to any such challenge or disallowance. As of the date hereof and as of the Closing Date, no Employee Plan which is subject to Title IV of ERISA has or will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

         3.12 No Material Adverse Change. Except as set forth in Schedule 3.12, since March 31, 2000, there has not been any event, occurrence or circumstance that has had, individually or in the aggregate, a Material Adverse Effect on Seller, or any event, occurrence or circumstance that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller.

         3.13 Brokers, Finders, Etc. Neither Seller nor any of the Members has employed, or is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

         3.14 Inventory. Except as set forth in Schedule 3.14, all of Seller's Inventory is located at the distribution center described in the Services Agreement. Seller has good and marketable title to all of its Inventory, free and clear of all Encumbrances. Except as set forth in Schedule 3.14, the Inventory does not include any items held on consignment for others, nor is any Inventory of Seller held by others on consignment and Seller is not under any obligation or liability with respect to accepting returns of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. All Inventory is of a quantity and quality which is usable in the ordinary course of the Business consistent with past practice and within a reasonable period of time and is in good and merchantable condition in all material respects.

         3.15 Bank Accounts, Etc. Schedule 3.15 sets forth a list of all bank accounts, safe deposit boxes, and lock boxes of Seller including, with respect to each such account and lock box, identification of all authorized signatories.

         3.16 Insurance. Schedule 3.16 sets forth a list of all general liability, product liability, fire, casualty, motor vehicle and other insurance or bonding maintained by or on behalf of Seller or any of its respective employees as of the date hereof. All requirements and provisions of all such policies are being substantially complied with. No notice of cancellation has been given to or received by Seller with respect to any such insurance policy. To the knowledge of Seller, no such policies are or will become subject to an assessment due to any retroactive rate or audit adjustments or coinsurance arrangements, other than under worker's compensation insurance policies in the ordinary course of business.

         3.17 Recent Operations. Since March 31, 2000, the Business has been conducted in all material respects in the ordinary course and consistent with past practice, and, except as set forth in Schedule 3.17, since March 31, 2000, the Seller has not:

                  (a) permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Encumbrances that will be released at or prior to the Closing;

                  (b) amended, terminated, canceled or compromised any material claims or waived any other rights of value in excess of $10,000;

                  (c) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), of or relating to the Business in excess of $10,000, other than the sale of

Inventory and used machinery and equipment in the ordinary course of the Business consistent with past practice;

                  (d) disclosed to a third party any material Intellectual Property to which, or under which, it has any right or license and which is confidential to the Business or permitted to lapse any material Intellectual Property (or any registration thereof or any application relating thereto), to which, or under which, it has any right or license;

                  (e) (i) granted or proposed any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees, other than aggregate increases which do not exceed $250,000, or (ii) established or increased or promised or proposed to increase any benefits under any Employee Plan, in either case except as required by law and except for ordinary increases consistent with the past practice of the Business;

                  (f) made any change in any method of accounting or accounting practice or policy, other than such changes required by GAAP;

                  (g) made or changed any express or deemed election or settled or compromised any liability with respect to Taxes or prepaid any Taxes, except in the ordinary course of the Business consistent with past practice, or as may be required by any applicable law, rule or regulation;

                  (h) failed to pay any material amount to any creditor which may cause or result in a Material Adverse Effect upon the Business;

                  (i) redeemed any of its membership interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property);

                  (j) made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $250,000 in the aggregate;

                  (k) merged with, entered into a consolidation with or acquired (by purchase, merger, consolidation, stock acquisition or otherwise) a substantial portion of the assets or business of any other Person or any division or line of business thereof or acquired any material assets other than in the ordinary course of the Business consistent with past practice;

                  (l) entered into any Contract with any Member or any Affiliate thereof;

                  (m) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person in excess of $10,000 which remains outstanding;

                  (n) materially amended, modified or consented to the termination of any Material Contract or any of its rights therein;

                  (o) suffered any casualty loss or damage with respect to any of its assets, plant, property or equipment which would have a replacement cost of more than $100,000, whether or not such losses or damage shall have been covered by insurance; or

                  (n) agreed, whether in writing or otherwise, to take any of the actions specified in this Section or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section, except as expressly contemplated by this Agreement.

         3.18 Suppliers. Listed in Schedule 3.18 are the names and addresses of all the suppliers from whom the Seller ordered materials, supplies, merchandise and other goods for the Business and to which Seller paid, or is obligated to pay, an aggregate purchase price of $25,000 or more during the seven month period ended on March 31, 2000 and the amount for which each such supplier invoiced Seller during such period. Except as disclosed in Schedule 3.18, to Seller's knowledge, none of the suppliers listed in Schedule 3.18 will not sell materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on the same or similar terms and conditions as those applicable to Seller, subject to general price increases.

         3.19 Disclosure. No representation or warranty made by Seller in this Agreement and no statement contained in any Schedule delivered by or on behalf of Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         3.20 Litigation. Except as set forth on Schedule 3.20, there is no Action pending or, to Seller's knowledge, threatened against or affecting Seller, nor is there any judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against Seller.


         3.21 Absence of Undisclosed Liabilities. Seller has no Liabilities, except for Liabilities which (i) are disclosed, accrued or reserved against on the Financial Statements (including the financial statement notes thereto), (ii) were incurred after March 31, 2000 in the ordinary course of the Business and consistent with past practice and without violation or breach of any Material Contract or Regulation, (iii) are disclosed in Schedule 3.21 and expressly identified therein as a Liability, or (iv) arise under the Contracts in accordance with the terms thereof (other than Liabilities arising from any breach or violation by Seller of any of the terms or provisions thereof) .

         3.22 Environmental Laws. To Seller's knowledge, Seller is currently, and has been in the past, in compliance in all material respects, with all applicable laws, rules, regulations, common law, ordinances, decrees, orders, permits, and other binding legal requirements relating to health, safety, pollution or protection of the environment ("Environmental Laws") and there are no outstanding allegations or claims by any person or Governmental Authority concerning Seller's compliance with Environmental Laws. To the knowledge of Seller, there are no asbestos containing materials or underground storage tanks located on any properties occupied by Seller

         3.23 Manufacturer Transactions. Schedule 3.23 hereto sets forth a true, correct and complete description of all vendor rebates, refunds, coop arrangements and other promotional programs offered by manufacturers or vendors in which Seller is a participant and under which Seller currently expects to receive, or be entitled to receive, payments or credits of $50,000 or more (for any single manufacturer or vendor) for the seven month period ending March 31, 2000.

         3.24 Accounts Receivable. To the best of Seller's knowledge, all of the accounts and notes receivable of Seller set forth on the Financial Statements (net of the applicable reserves reflected therein): (i) represent sales actually made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) except as set forth on Schedule 3.24, constitute valid claims, and (iii) to Seller's knowledge, are good and collectible, in each case at the aggregate recorded amounts thereof without valid right of recourse, defense, deduction, return of goods, counterclaim, or offset and, as of the dates thereof, have been or will be collected in the ordinary course of business and consistent with past experience.

         3.25 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have (after giving effect to the consummation of the transactions contemplated hereby) the effect of prohibiting or impairing the Business.

         3.26  Real Property.  The Seller does not own any real property.

         3.27 Illegal Payments. To the knowledge of the Seller, neither Seller nor any of its officers or agents has made any illegal payments to, or provided any illegal benefit or inducement for, any supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Seller.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and the Members that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing Date.

         4.1  Organization; Authorization; Etc.

                  (a) Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer (i) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Buyer is an indirect wholly-owned subsidiary of Daisytek International Corporation.

                  (b) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it may be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and stockholders of Buyer, and no additional proceedings (corporate or otherwise) on the part of Buyer are necessary to authorize the execution, delivery and performance hereof or thereof and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by and, assuming the due execution and delivery thereof by Seller, is (and, upon the execution and delivery thereof, each of the Ancillary Agreements to which Buyer may be a party will be) the legal, valid and binding obligation of Buyer and, is (and will be) enforceable against Buyer in accordance with its terms, except that enforceability may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificate of incorporation or bylaws or similar organizational instrument of Buyer, (ii) result in a violation of any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any agreement (whether written or oral), contract, commitment, note, bond, debt instrument, mortgage, indenture, lien, lease agreement or other instrument, or any judgment, injunction, order or decree to which Buyer is a party or by which it or its properties are or is bound, or (iii) violate or conflict with any Regulation or any Court Order applicable to Buyer or its properties.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any governmental authority or (ii) any individual, corporation or other entity (including any holder of Buyer's securities) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.2 Litigation; Orders. There is no Action pending nor, to the knowledge of Buyer, is any Action threatened against or involving Buyer or affecting any properties or assets of Buyer, which, in any such case, could reasonably be expected to (a) materially prevent or delay the ability of Buyer to consummate the transactions contemplated hereby, or (b) individually or in the aggregate, have a Material Adverse Effect on Buyer. Buyer is not subject to any Order which could reasonably be expected to materially prevent or delay the ability of Buyer to consummate the transactions contemplated hereby or, individually or in the aggregate, have a Material Adverse Effect on Buyer.

         4.3 Brokers, Finders, Etc. Buyer has not employed, nor is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission from Buyer upon the consummation of the transactions contemplated hereby.

         4.4 Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it may be a party.

         4.5 Disclosure. No representation or warranty made by the Buyer in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5

                ACTIONS BY SELLER AND BUYER PRIOR TO THE CLOSING

         Seller and Buyer, as applicable, covenant and agree, and the Officers covenant and agree to cause the Seller, to comply with the following for the period from the date hereof through the Closing Date:

         5.1 Conduct of Business. Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

                  (a) other than in the ordinary course of the Business, consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

                  (b) issue or commit to issue any membership interests or any other securities or any securities convertible into membership interests or any other securities;

                  (c) except as set forth in Schedule 5.1 (c), pay or incur any obligation to pay any dividend or distribution in respect if any membership interest or redeem or incur any obligation to redeem any membership interest;

                  (d) other than in the ordinary course of the Business, consistent with past practice, mortgage, pledge or otherwise encumber any Assets (except for Permitted Encumbrances) or sell, transfer, license or otherwise dispose of any Assets;

                  (e) cancel, release or assign any indebtedness owed to it or any claims or rights held by it;

                  (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

                  (g) modify, amend, supplement or terminate any Material Contract;

                  (h) enter into or modify any employment Contract (except for Contracts which are cancelable by Seller without premium, penalty or severance and upon not more than 30 days prior notice), (ii) pay any compensation to or for any employee, officer or director other than pursuant to existing employment arrangements, (iii) pay or agree to pay any bonus, incentive compensation, service award or other like benefit or (iv) enter into or modify any other Employee Plan;

                  (i) enter into or modify any Contract with any Member or any Affiliate of any Member;

                  (j) make any change in any method of accounting or accounting practice;

                  (k) fail to materially comply with all Regulations and Court Orders applicable to the Assets and the Business consistent with past practices;

                  (l) fail to use its commercially reasonable efforts to (i) maintain the Business, (ii) retain the services of its employees so that such employees will remain available to Buyer on and after the Closing Date (provided that Seller shall not be required by this Section 5.1(l) to enter into any employment agreement with any Employee), (iii) maintain existing relationships with suppliers and customers and others having business dealings with Seller and
(iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date; or

                  (m) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice.

         5.2  Full Access.

                  (a) Seller shall provide the Buyer and its officers, directors, employees, attorneys, accountants, consultants, agents and other representatives free and full access to, and the right to review and make extracts from, inspect and appraise during normal business hours, Seller's premises, properties, assets, records, Contracts and other documents, instruments and agreements and consult with the officers, directors, employees, attorneys, accountants, customers, suppliers, vendors, consultants, agents and other representatives of the Seller for the purpose of conducting such investigation and appraisal of the Business and the respective operations, assets, properties and condition (financial or otherwise) of Seller as Buyer shall desire to conduct, provided that such investigation shall not unreasonably interfere with the Seller's business operations.

                  (b) The Buyer agrees to comply with and be bound by the terms of that certain Confidentiality Agreement dated February 4, 2000 which shall remain in full force and effect in accordance with its terms. In addition, unless the Closing shall occur prior thereto, neither the Buyer nor any Affiliate thereof shall, for a period of one year from the date hereof, recruit or solicit to employ any person currently employed by the Seller.

         5.3 Maintenance of Insurance. The Seller shall maintain in full force and effect and renew at their respective expiration dates all of the current insurance policies and binders covering the Business.

         5.4 Standstill. Seller and the Officers shall neither discuss nor negotiate with nor enter into any letter of intent or agreement with any Person (other than the Buyer and its respective Affiliates, agents and representatives) with respect to any direct or indirect sale or disposition of the Assets or any direct or indirect sale or disposition of substantially all of the Business or any material part thereof.

         5.5  Authorizations, Notices and Consents.

                  (a) Each party will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for his or its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other party hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto, to the extent required thereunder, agrees to make the appropriate filing required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as possible following the execution and delivery hereof and to supply promptly to the appropriate Governmental Authorities any additional information and documentary material that may be lawfully requested pursuant to the HSR Act.

                  (b) Each party hereto shall promptly give such notices to third parties, and use its reasonable best efforts to obtain such third party consents and estoppel certificates, as it may be required to deliver hereunder in order to consummate the transactions contemplated herein, including consents to the assignment of all Material Contracts, and each party hereto shall cooperate with the other as may be necessary in giving such notices or obtaining such consents or estoppels, provided, however, no party shall have any obligation to give any guaranty or other material consideration, or to consent to any change, modification or amendment to any Material Contract or any other material agreement, lease, license or other instrument, in connection with the obtaining of any consent or estoppel.

         5.6  Notice of Developments.  Prior to the Closing:


                  (a) The Seller shall give prompt notice to the Buyer of (i) any circumstance, change in, or effect on the Business which has a Material Adverse Effect, (ii) any material development affecting the ability of the Seller to consummate the transactions contemplated by this Agreement and (iii) all events, circumstances, facts and occurrences arising subsequent to the date hereof which would result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which would have the effect of making any representation or warranty of the Seller in this Agreement false or misleading in any respect.

                  (b) The Buyer shall give prompt notice to the Seller's Representative of (i) any material development affecting the ability of Buyer to consummate the transactions contemplated by this Agreement and (ii) all events, circumstances, facts and occurrences arising subsequent to the date hereof which would result in any breach of a representation or warranty or covenant of the Buyer in this Agreement or which would have the effect of making any representation or warranty of the Buyer in this Agreement false or misleading in any respect.

                  (c) Any disclosure made pursuant to the preceding paragraphs
(a) or (b) shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

         5.7 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iii) to cooperate with each other in connection with the foregoing.

         5.8. Liability for Transfer Taxes. The Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Seller shall prepare and timely file all Tax returns required to filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales Taxes), provided that the Buyer shall be permitted to prepare any such Tax returns that are the primary responsibility of the Buyer under applicable law.

         5.9. Certificates of Tax Authorities. On or before the Closing Date, the Seller shall provide to the Buyer copies of certificates from the appropriate Taxing authority stating that no Taxes are due to any state or other Taxing authority for which the Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Business, provided that if the Seller shall fail to provide such certificates, the Buyer shall withhold or, where appropriate, escrow such amount as necessary based upon the Buyer's reasonable estimate of the amount of such potential liability, or as determined by the appropriate Taxing authority, to cover such Taxes until such time as certificates are provided.

         5.10 Physical Inventory. Prior to the Closing Date, Buyer and Seller shall conduct a complete physical count of Seller's Inventory. Each party shall bear its own costs of such physical count. Prior to such count, and solely for purposes of consummating the transactions contemplated herein, Buyer and Seller's Representative shall mutually agree upon a methodology to determine the amount, if any, of Seller's payable under the Services Agreement and the amount, if any, of Seller's receivable under the Services Agreement. The amount of such payable and/or receivable under the Services Agreement, as so determined by Buyer and Seller's Representative, shall be conclusive solely and exclusively for purposes of this Agreement and shall be reflected on the Final Closing Balance Sheet.

                                    ARTICLE 6

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by the Seller's Representative, prior to or at the Closing, of each of the following conditions precedent:

         6.1 Representations and Warranties. The representations and warranties made by the Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date).

         6.2 Performance of Obligations. Buyer shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

         6.3 Compliance Certificate. Buyer shall each have delivered to Seller's Representative on the Closing Date a certificate signed by an authorized officer thereof and dated as of the Closing Date to the effect that each of the representations and warranties of Buyer contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such other specified date), and Buyer has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement on or prior to the Closing Date.

         6.4 Absence of Litigation. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

         6.5 Required Consents and Approvals; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver. Specifically, but without limiting the foregoing, if applicable, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

         6.6 Resolutions. The Seller's Representative shall have received a true and complete copy, certified by an officer of the Buyer, of the resolutions duly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

         6.7 Legal Opinion. The Seller's Representative shall have received a legal opinion, dated as of the Closing Date, of counsel to the Buyer, substantially in the form of Exhibit 6.7 hereto.


         6.8 Additional Agreements. The Buyer shall have executed and delivered the Employment Agreements and the Non-Compete Agreements.

         6.9 Services Agreement. The Buyer and the Seller's Representative shall have agreed upon the matters set forth in Section 5.10 above.

         6.10 Closing Payment. The Buyer shall have made the payment of the Closing Cash Amount as set forth in Section 2.5 above.


                                    ARTICLE 7

                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by the Buyer, prior to or at the Closing, of each of the following conditions precedent:

         7.1 Representations and Warranties. The representations and warranties made by Seller contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given on and as of such date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date).

         7.2 Performance of Obligations. Seller shall have performed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

         7.3 Compliance Certificate. Seller shall have delivered to Buyer on the Closing Date a certificate signed by or on behalf of Seller and dated as of the Closing Date to the effect that each of the representations and warranties of Seller contained in this Agreement is true, correct and complete in all material respects as of the Closing Date (other than such representations and warranties as are made of another specified date, which shall be true and correct as of such other specified date), and Seller has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller under this Agreement on or prior to the Closing Date.

         7.4 Absence of Litigation. No Action shall be threatened or pending on the Closing Date in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such Action shall be pending or threatened.

         7.5 Required Consents and Approvals; HSR. Each Governmental Authority and all other Persons whose approval, consent or waiver may be necessary or required with respect to the transactions contemplated herein shall have given or granted such approval, consent or waiver. Specifically, but without limiting the foregoing, if applicable, any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

         7.6 Good Standing Certificate. The Buyer shall have received a long form good standing certificate from the Secretary of State (or other similar official) of Seller's state of incorporation or organization and each other jurisdiction set forth in Schedule 3.1(a) hereof, in each case dated as of a date not earlier than five Business Days prior to the Closing Date and accompanied by "bring down" certificates or similar assurances dated as of the Closing Date.

         7.7 Change of Name. The Buyer shall have received evidence that Seller shall have changed its name to a name which does not include "B.A. Pargh" or "Pargh" or any other name which is identified with the Business.

         7.8 Legal Opinion. The Buyer shall have received a legal opinion, dated as of the Closing Date, of counsel to the Seller and the Members, substantially in the form of Exhibit 7.8 hereto.

         7.9 Ancillary Agreements. The Officers shall have executed and delivered the Employment Agreements and the Seller and the Officers shall have executed and delivered the Non-compete Agreements.

         7.10 Services Agreement. The Buyer and the Seller's Representative shall have agreed upon the matters set forth in Section 5.10 above.

         7.11 Bank Debt. The Buyer shall have received a certificate or written statement of a duly authorized representative of First American National Bank (the "Bank"), dated as of a date no earlier than five Business Days prior to the Closing Date, setting forth, with respect to all indebtedness of the Seller to the Bank: (i) the amount necessary to repay the Bank in full (including all principal, interest, fees and other charges) together with a per diem amount for each day thereafter, (ii) the address (or wire transfer account) to which such payment should be delivered and (iii) the acknowledgment of the Bank that upon its receipt (and collection) of such amount, all amounts owing to the Bank will be satisfied and paid in full and all collateral and security given therefor will be released and such Bank will execute and deliver such further termination statements and similar releases as the Buyer may reasonably request in order to evidence the foregoing.

         7.12 Due Diligence. The Buyer shall have completed to its satisfaction (in its sole and absolute discretion) its due diligence review and analysis of the Business and the Seller; provided, however, the Buyer shall have a period of five Business Days from the date hereof in which to notify the Seller's Representative that it is not so satisfied and in the event the Buyer shall fail or elect not to so notify the Seller's Representative, this condition (but not any other condition) shall be deemed satisfied.

         7.13 No Material Adverse Effect. No circumstance, change in, or effect on the Business (including any labor dispute, loss of material customer or supplier, shortage, cessation or interruption of inventory shipments or any similar event, occurrence or circumstance) shall have occurred since March 31, 2000 which in the reasonable judgment of the Buyer has, or would have, a Material Adverse Effect upon the Business.

         7.14 Board of Directors Approval. The transactions contemplated hereby shall have been approved by appropriate action of the Board of Directors of Daisytek International Corporation.

         7.15 Bank Approval. Daisytek International Corporation shall have received the consent of its lenders to the consummation of the transactions contemplated herein.

                                    ARTICLE 8

                                     CLOSING

         8.1 Date of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time at the offices of counsel to the Seller on the first business day following the fulfillment or waiver of the conditions set forth in Articles 6 and 7 hereof or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The following transactions shall take place at the Closing, all of which shall be deemed to have occurred simultaneously and none of which shall be deemed completed unless and until all of them shall have been completed (or waived in writing by the parties entitled to performance):

         8.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following: (i) such bills of sale, assignments or other instruments of transfer and assignment, in form and substance reasonably satisfactory to Buyer, as are effective to vest in Buyer title to the Assets; (ii) the Ancillary Agreements, duly executed by each party thereto other than Buyer; (iii) any Consents required to be obtained by Seller; (iv) the Seller Closing certificates set forth in Article 7 hereof; (v) an opinion of counsel to Seller dated as of the Closing Date, in the form annexed hereto as Exhibit 7.8; and (vi) such other documents and certificates duly executed as may reasonably be requested by Buyer prior to the Closing Date.

         8.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following: (i) payment of the Closing Cash Amount; (ii) an Assumption Agreement in the form annexed hereto as Exhibit 8.3; (iii) the Ancillary Agreements to which Buyer is a party, duly executed by it; (iv) any Consents required to be obtained by Buyer; (v) the Buyer Closing certificate set forth in
Article 6 hereof; (vi) an opinion of counsel to Buyer, dated as of the Closing Date, in the form annexed hereto as Exhibit 6.7; and (vii) such other documents and certificates duly executed as may reasonably be requested by Seller's Representative prior to the Closing Date.

         8.4 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, Contract, or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Seller thereunder; and any transfer or assignment to the Buyer by Seller of any interest therein or thereunder that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of Seller in the benefits thereunder, including performance by Seller, as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold the Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section be deemed to constitute an agreement to exclude any assets from the Assets.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification of by Seller and Members. From and after the Closing, the Seller and the Members shall, jointly and severally, but subject to the limitations of Section 9.3 hereof, reimburse, indemnify and hold harmless the Buyer, and its parent corporation, officers, directors, employees, agents, representatives and successors and assigns from and against and in respect of each of the following (collectively, the "Buyer's Indemnification Events"):

                  (a) any and all damages, losses, deficiencies, liabilities, claims, demands, charges, fines, penalties, costs and expenses of every nature and character whatsoever, including, without limitation, reasonable attorneys' fees and costs (collectively, the "Losses") that result from, relate to or arise out of:

                           (i) any misrepresentation or breach of warranty of
the Seller or any Member in this Agreement or any of the Schedules provided hereunder or any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Seller in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated herein;

                           (ii) the failure of the Seller to perform any
agreement or covenant on its part required to be performed on or before the Closing Date (except to the extent waived by Buyer at or prior to the Closing) or the failure of Seller to perform any agreement or covenant on its part required to be performed after the Closing Date;

                           (iii) any Retained Liabilities or Excluded Assets;

                           (iv) any and all Taxes of Seller, including all Taxes
arising from or related to the operation of the Business prior to the Closing Date and all Taxes arising from or related to the consummation of the transactions contemplated herein;

                           (v) any product liability claim with respect to
products sold by Seller prior to the Closing Date; and

                           (vi) the failure of Seller to comply with all
applicable bulk sales laws; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

         9.2 Indemnification of Seller and Members. From and after the Closing, the Buyer shall, subject to the limitations of Section 9.3 hereof, reimburse, indemnify and hold harmless Seller and the Members and each of their respective heirs, estate, successors and assigns from and against and in respect of each of the following (collectively, the "Seller's Indemnification Events"):

                  (a) any and all Losses that result from, relate to or arise out of:

                           (i) any misrepresentation or breach of warranty of
the Buyer in this Agreement or any of the Schedules provided hereunder or any agreement, document, statement, list, certificate or instrument furnished by or on behalf of the Buyer in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated herein;

                           (ii) the failure of the Buyer to perform any
agreement or covenant on its part required to be performed on or before the Closing Date (except to the extent waived by Seller's Representative at or prior to the Closing) or the failure of the Buyer to perform any agreement or covenant on its part required to be performed after the Closing Date;

                           (iii) any Assumed Liabilities;

                           (iv) any and all Taxes of Buyer, including all Taxes
arising from or related to the operation of the Business after the Closing; and

                           (v) any product liability claim with respect to
products sold by Buyer after the Closing Date; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the successful enforcement of this Section.

         9.3  Limitations on Losses.


                  (a) In case any event shall occur that would otherwise entitle any party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such party to the extent of (i) any actual Tax benefit or savings realized by such party with respect thereto (net of any Tax cost attributable to the receipt of any indemnification payment hereunder) or
(ii) any proceeds (net of deductibles, Taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to losses (net of any increase in insurance premiums attributable to such recovery). The parties agree to submit a claim under any applicable insurance policies prior to or promptly following making a request for indemnification hereunder.

                  (b) The aggregate liability of any party in respect of indemnification hereunder shall not exceed the Purchase Price, and the maximum liability of (i) any Member other than the Officers in respect of indemnification hereunder shall be equal to the cash portion of the Purchase Price (minus the amount, if any, paid or retained in respect of the guaranteed Receivables under Section 10.1(b) below), multiplied by such member's percentage ownership interest in the Seller as set forth in Schedule 3.2(a) hereto and (ii) any Officer in respect of indemnification hereunder shall be equal to the cash portion of the Purchase Price (minus the amount, if any, paid or retained in respect of the guaranteed Receivables under Section 10.1(b) below).

                  (c) The sum of all Losses incurred by the Buyer, or the sum of all Losses incurred by the Seller and the Members in the aggregate, must exceed, on a cumulative basis, $150,000 before such parties shall be entitled to indemnification hereunder; provided, however, once such cumulative Losses exceed $150,000, such parties shall be entitled to indemnification for all Losses. The foregoing limitation shall not apply to any indemnification claim relating to Taxes for the period prior to the Closing Date.

                  (d) No party shall have any liability in respect of indemnification under Section 9.1(a)(i) or Section 9.2(a)(i) hereunder following the one year anniversary date of the Closing Date; provided, however, the representations and warranties of the Seller relating to (i) title to the Assets shall survive indefinitely and (ii) Taxes and Tax matters shall survive until the applicable statute of limitations has expired. The limitation set forth in this paragraph shall not apply to any claim asserted on or before such one year anniversary.

         9.4 Notice and Procedure. Promptly after receipt by an indemnified party of notice of the assertion of any claim by a Person not a party to this Agreement (a "Third Party Claim") with respect to which such indemnified party expects to make a request for indemnification hereunder, such indemnified party shall give the indemnifying party written notice describing such claim in reasonable detail. The indemnifying party shall, upon receipt of such notice, be entitled to participate in or, at the indemnifying party's option, assume the defense, appeal or settlement of, such claim with respect to which such indemnity has been invoked with counsel selected by it and approved by the indemnified party (such approval not to be unreasonably withheld), and the indemnified party will fully cooperate with the indemnifying party in connection therewith; provided, that the indemnified party shall be entitled to employ separate counsel (at the expense of the indemnifying party) to represent such indemnified party if counsel selected by the indemnifying party cannot, by reason of any actual or deemed conflict of interest, adequately represent the interests of the indemnified party. In the event that the indemnifying party fails to assume the defense, appeal or settlement of such claim within 20 days after receipt of notice thereof from the indemnified party, the indemnified party shall have the right to undertake the defense or appeal of, or settle or compromise, such claim on behalf of and for the account and risk of the indemnifying party. The indemnifying party shall not settle or compromise any such claim without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liabilities with respect to such Third Party Claim. Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the indemnifying party. If the indemnifying party does not respond to such notice within 30 days, it shall have no further right to contest the validity of such claim.

         9.5 Nonexclusive Remedy. The indemnification rights of the parties hereto under this Agreement shall be subject to, and deemed effective as of, the Closing of the transactions contemplated hereunder and are independent of, and in addition to, such other rights and remedies as the parties may have at law or in equity for any fraud or willful failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation, each party's right of, or to obtain, set-off, specific performance or rescission, none of which rights or remedies shall be affected or diminished hereby. The parties expressly agree that each party shall be entitled to rely upon the representations, warranties and agreements set forth herein notwithstanding (i) any investigation conducted, or information received (whether pursuant to the terms hereof or otherwise) prior to the Closing or (ii) the decision of any party to consummate the transactions described herein.

         9.6 Escrowed Consideration. Subject to the limitations set forth in
Section 9.3 above, and for so long as the Buyer is holding the Escrowed Consideration in accordance with the provisions hereof, the Buyer shall have the right to offset any indemnification claim against the Escrowed Consideration then being held by it; provided, however, that (i) such right of offset shall not limit or otherwise restrict the indemnification and other rights of Buyer hereunder or under applicable law, and (ii) Buyer shall give Seller's Representative not less than ten business days prior notice of such offset, and if Seller's Representative shall, within such ten day period, provide a notice of dispute to such offset, then Buyer shall not exercise such right of offset and shall continue to hold such Escrowed Consideration until such dispute shall be resolved in accordance with the provisions of Section 2.7(b) hereof. Subject to the provisions of Section 10.1 below, and provided Buyer has no outstanding indemnification claims then pending, Buyer shall pay the Escrowed Consideration to Seller in accordance with Section 2.5 (b) above.

                                   ARTICLE 10

                               FURTHER AGREEMENTS

     10.1 Guarantee of Collectibility of Receivables of Seller.

                    (a) Subject to the limitations set forth in this Section 10.1, Seller and the Members, jointly and severally, guarantee to Buyer that, except to the extent of the reserve for doubtful accounts shown on the Final Closing Balance Sheet, all accounts and notes receivable and other receivables reflected on said balance sheet (the "Receivables") will be valid and legally binding obligations of the persons owing said amounts to Seller and that the full amount of the Receivables will be paid to Buyer within 120 days of the Closing Date.

                  (b) If any part of the Receivables has not been paid within 120 days of the Closing Date, then to the extent that such unpaid part of the Receivables exceeds the reserve for doubtful accounts shown on the Final Closing Balance Sheet, Buyer shall reassign to Seller such unpaid part of the Receivables, free and clear of any Encumbrance arising on or after the Closing, and Buyer shall retain for itself from the Escrowed Consideration an amount equal to the face amount of such reassigned Receivables, and if there are insufficient funds therefor remaining in the Escrowed Consideration, Seller shall, within ten days of demand therefor, pay to Buyer the amount of such deficiency.

                  (c) Buyer will use its good faith efforts to collect all of the Receivables in accordance with the same efforts it uses to collect its own accounts receivable; provided, however, that to the extent the Buyer commences any legal proceedings or retains or employs any collection agents to collect the Receivables, all expenses and costs of collection shall be reimbursed by Seller to the Buyer.

                  (d) During the 120 day following the Closing Date, all monies received by the Buyer from the account debtors of the Receivables shall be applied in accordance with the payment instructions or designation of such account debtors.

                  (e) Notwithstanding the foregoing, the maximum liability of the Seller and the Members under this Section 10.1 shall not exceed the cash portion of the Purchase Price.

         10.2  Employment Matters.

                  (a) Seller will use all reasonable efforts to cause the employees employed in the Business to make available their employment services to the Buyer. For a period of two years from the Closing Date, neither Seller nor any Member, nor any of their respective Affiliates, will solicit, offer to employ or retain the services of or otherwise interfere with the relationship of Buyer with any Person employed by or otherwise engaged to perform services for Buyer in connection with the operation of the Business.

                  (b) Effective as of the Closing Date, Buyer shall, in its sole and absolute discretion, offer employment to those employees selected by Buyer who are employed by Seller in the operation of the Business at wage or salary levels, as applicable, and with employee benefits, as determined by Buyer. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". Effective as of the Closing Date, the Buyer shall assume the liability of Seller in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay, and all payroll taxes related thereto, but only to the extent such liability is accrued and reflected on the Final Closing Balance Sheet. Seller shall remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement. Attached hereto as Schedule 10.2(b) is a list of all employees of the Seller and their respective years of service. To the extent any of such employees shall be "Transferred Employees" hereunder, Buyer shall credit such employees with the same years of service as set forth on such Schedule.

                  (c) Neither the Buyer nor any of its Affiliates shall have any Liability with respect to any employee of Seller or Employee Plan or any claim thereof or related thereto except to the extent expressly provided in this
Section 10.2 with respect to the Transferred Employees. From and after the Closing, the Seller shall remain solely responsible for any and all Liabilities in respect of all of its employees, including the Transferred Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Employee Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of Seller or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation), except, in any such case, to the extent any such Liability is specifically assumed by Buyer pursuant to this Section 10.2.

                  (d) [deleted]

                  (e) Buyer shall provide the Transferred Employees and their dependents and beneficiaries coverage under any welfare and fringe benefit plans, programs, policies or arrangements established by the Buyer for such Persons, provided that, from and after the Closing Date, the Seller shall remain solely responsible for any and all Liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

                  (f) From and after the Closing Date, the Seller shall remain solely responsible for any and all Liabilities relating to or arising in connection with the requirements of section 4980B of the Code to provide continuation of health care coverage under any Employee Plan in respect of (i) all of its employees, other than the Transferred Employees and their covered dependents, and (ii) to the extent related to a qualifying event occurring on or before the Closing Date, Transferred Employees and their covered dependents.

                  (g) From and after the Closing Date, the Seller shall remain solely responsible for any and all Liabilities to or in respect of any of its employees relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

                  (h) Seller and the Buyer will (i) treat the Buyer as a "successor employer" and Seller as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by the Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FICA") or the United States Federal Insurance Contributions Act ("FUTA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

                  (i) At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller and the Buyer will (i) treat the Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by the Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1     Termination.

                  (a) This Agreement may be terminated at any time prior to
Closing:

                           (i) by mutual written consent of Buyer and Seller;

                           (ii) by Buyer or Seller if the Closing shall not have
occurred on or before May 31 , 2000, other than due to a breach of this Agreement by the party seeking to terminate;

                           (iii) by Buyer if there is a material breach of any
representation or warranty set forth in Article 3 or any covenant or agreement to be complied with or performed by Seller or any Member pursuant to the terms of this Agreement;

                           (iv) by Buyer if Buyer notifies Seller in writing
prior to May 31, 2000 that it is not satisfied with its diligence review pursuant to Section 7.10; or

                           (v) by Seller if there is a material breach of any
representation or warranty set forth in Article 4 hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement;

                  (b) In the event of termination of this Agreement:

                           (i) The provisions of the Confidentiality Agreement
shall continue in full force and effect; and

                           (ii) No party hereto shall have any liability to any
other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or any Member without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller's representative; provided, however, that Buyer may assign this Agreement to any wholly-owned subsidiary of Daisytek International Corporation without such consent of Seller's Representative.

         11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

                  If to a Member, to the address of such Member as set forth on Annex 1 hereto.

                  If  to Seller:

                  c/o W. Alan Holman
                  245 Great Circle Road
                  Nashville, TN 37228

                  With a copy to:

                  Allen D. Lentz, Esq.
                  Gullett, Sanford, Robinson & Martin, PLLC
                  230 Fourth Avenue, North
                  Nashville, TN 37219

                  If to Buyer:

                  Daisytek International Corporation
                  500 North Central Expressway
                  Plano, Texas 75074
                  Attention:  Jack Kearney
                  Fax:

                  With a copy to:

                  Wolff & Samson, P.A.
                  5 Becker Farm Road
                  Roseland, New Jersey  07068
                  Attn:    Morris Bienenfeld, Esq.
                  Fax:     (973) 740-1407
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.5 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Buyer and the Seller's Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.9 Expenses. Except as otherwise provided in this Agreement, Buyer will be liable for its, and the Members will be liable for the Seller's expenses, incurred in connection with the negotiation, preparation and execution of this Agreement.

         11.10 Publicity. Except as otherwise required by law, neither party shall issue any press release or make any public statement or filing regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date.

         11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Article 9 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                          BAP ACQUISITION CORP.


                                          By:
                                             -------------------------------
                                              Name:
                                              Title:

                                          B.A. PARGH COMPANY, LLC

                                          By:
                                             -------------------------------
                                              Name:
                                              Title:

                                          -----------------------------------
                                          Bernard A. Pargh

                                          -----------------------------------
                                          W. Alan Holman

                                          -----------------------------------
                                          Christopher C. Tate

                                          -----------------------------------
                                          Amanda F. Pargh

                                          -----------------------------------
                                          Franklin A. Pargh

                                          -----------------------------------
                                          Ted Feldman

                                          -----------------------------------
                                          Scott Moskovitz

                                          -----------------------------------
                                          John D. Lentz



ANNEX I - List of Members
ANNEX II - Officers

Exhibit 1.1A               -        Form of Employment Agreements
Exhibit 1.1B               -        Form of Non-Compete Agreements
Exhibit 6.7                -        Form of Opinion of Counsel to Buyer
Exhibit 7.8                -        Form of Opinion of Counsel to Seller and Members
Exhibit 8.3                -        Form of Assumption Agreement
Schedule 2.2(d)            -        Excluded Assets
Schedule 2.7               -        Price Adjustment
Schedule 3.1(a)            -        Foreign Qualifications
Schedule 3.1(d)            -        Violations
Schedule 3.1(e)            -        Consents
Schedule 3.2(a)            -        Membership Interests
Schedule 3.5               -        Intellectual Property
Schedule 3.6               -        Labor Matters
Schedule 3.7               -        Customers
Schedule 3.8               -        Compliance with Regulations
Schedule 3.9(a)            -        Material Contracts
Schedule 3.10              -        Taxes
Schedule 3.11              -        Employee Benefits
Schedule 3.12              -        No Material Adverse Change
Schedule 3.14              -        Inventory
Schedule 3.15              -        Bank Accounts
Schedule 3.16              -        Insurance
Schedule 3.17              -        Recent Operations
Schedule 3.18              -        Suppliers
Schedule 3.20              -        Litigation
Schedule 3.21              -        Non-Disclosed Liabilities
Schedule 3.23              -        Manufacturer Transactions
Schedule 3.24              -        Accounts Receivable
Schedule 5.1(c)            -        Conduct of Business
Schedule 10.2(b)           -        Employee Years of Service